Exhibit 10.7

Trinity Capital Corporation Director Fee Schedule

The following schedule lists the fees paid to the Company’s Directors in 2010:

Trinity Capital Corporation Directors	$ 500 per month retainer
Trinity Capital Corporation Chair of the Board	$ 500 per month retainer
Trinity Capital Corporation Vice-Chair of the Board	$ 300 per month retainer
Los Alamos National Bank Directors	$1,000 per month retainer
Los Alamos National Bank Compliance Committee Members*	$ 500 per month retainer
Title Guaranty Directors	$ 0

*Compliance Committee members began receiving the additional retainer in March 2010.

Directors who are also employees of Trinity do not receive any compensation for their service as directors.

Directors Emeriti do not receive any compensation for their service.